Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Increases Share Repurchase Program

FORT WAYNE, INDIANA, July 29, 2008 – Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its Board of Directors has approved an increase of 5 million shares to its existing share repurchase program.  With this increase, the Company now has the authority to repurchase up to an additional 8.9 million shares. Since September 2004, the Company has repurchased 46 million shares of its common stock.

“We believe that this expansion of our share repurchase program speaks to both management’s and our board of directors’ belief that, from time to time, as and when market conditions undervalue our stock, one of the better decisions that we can make to both demonstrate our confidence in the future and to build shareholder value is to invest in our own shares,” said Keith Busse, Steel Dynamics Chairman and Chief Executive Officer.  Busse also expressed his belief that the Company should be able to pursue this expanded share repurchase program without sacrifice to any of its facility expansion, capital expenditure or growth plans.

Under the Company’s buyback program, purchases take place as and when determined by the Company from time to time, in open market or private transactions, including transactions that may be effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Pursuant to this program, purchases of shares of the Company’s common stock are made based upon the market price of the Company’s stock, the nature of other investment opportunities or growth projects presented to the Company, the Company’s cash flows from operations, and general economic conditions.  The share buyback program does not require the Company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the Company at any time without prior notice.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding future earnings, the availability of the Company’s cash flows, debt capacity, long-term growth objectives, intention to repurchase shares, and the source or availability of funding for the Company’s buyback program. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are identified in the Company’s Annual Report on Form 10-K and most recent quarterly and periodic reports filed with the Securities and Exchange Commission, and which could cause actual results to differ materially from those which are anticipated. These reports are available publicly on the SEC’s Web site, www.sec.gov, and on the Company’s Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make reflect our beliefs as of the date on which the statements were made based on our knowledge of our businesses and the environment in which they operate as of such date. Due to the foregoing risks and uncertainties, as well as other matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564
f.warner@steeldynamics.com